Exhibit 4.5

Rayonier Advanced Materials Inc.

2022 Leveraged Performance Unit Award Agreement

This agreement ("Award Agreement") is entered into by and between Rayonier Advanced Materials Inc., a corporation organized under the laws of the State of Delaware, with its principal office at 1301 Riverplace Boulevard, Suite 2300, Jacksonville, FL 32207 (the "Company"), and the undersigned qualified individual ("Participant"), pursuant to the Rayonier Advanced Materials Inc. 2021 Incentive Stock Plan, as amended (the "Plan"), as of this 1st day of January, 2022 (the "Effective Date").

WITNESSETH:

WHEREAS, the Compensation and Management Development Committee of the Company's Board of Directors, in its capacity as the Committee under the Plan (the "Committee"), desires to advance the best interests of the Company by recognizing the achievements of Participant and Participant's continued responsibilities;

WHEREAS, the Committee has expressed an intention to grant a performance-based stock award to Participant which shall be in the form of Restricted Stock Units, as defined in the Plan ("Leveraged Performance Units"), with such Leveraged Performance Units to vest as provided in this Award Agreement, provided Performance Objectives are achieved, Participant remains continuously employed by the Company from the date hereof through the Vesting Date, and otherwise subject to all terms and conditions of this Award Agreement, including Schedule A, the Plan and any appendix hereto (collectively, the "Award"); and

WHEREAS, this Award Agreement is being entered into to convey the Award of Leveraged Performance Units to Participant.

NOW THEREFORE, in consideration of the mutual promises made herein, the parties agree as follows:

1.       Definitions

All capitalized terms not expressly defined in this Award Agreement and used herein shall have the same meaning set forth in the Plan, a copy of which has been provided to Participant.

2.       Award of Stock; Vesting

(a) Stock Awarded. Participant is hereby awarded 252,526 Leveraged Performance Units, representing Participant's Target Award, subject in all respects to the terms of this Award Agreement, including Schedule A, and the Plan, as of the Effective Date. Each Leveraged Performance Unit represents the right to receive one share of Stock, if earned.

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(b)  Vesting. Participant shall become vested with respect to, and thereupon have a non-forfeitable right to, the shares of Stock underlying the Leveraged Performance Units granted pursuant to Section 2(a), subject to the terms of this Award Agreement and based on achievement of the Performance Objectives measured over the specified Performance Period, as set forth in Schedule A, which is incorporated into and made part of this Award Agreement. Any Leveraged Performance Units earned based on achievement of Performance Objectives will vest on December 6, 2024, or if later upon the certification of performance results and the number of earned shares of Stock, if any (the "Vesting Date"); provided that, Participant shall have remained continuously in the employ of the Company (or any Participating Company) from the Effective Date through the Vesting Date, except as provided in Section 2(c).

(c)  Termination of Employment. Except as provided (i) in Schedule A with respect to Participant's termination of employment due to death, Disability or Retirement, (ii) in Section 10 of the Plan in connection with a Change in Control or (iii) by the Committee in accordance with Section 6(b) of the Plan, if Participant's employment with the Company or any Participating Company, as applicable, is terminated for any reason before the Vesting Date, then all of the Performance Share Units subject to this Award Agreement, and all dividend equivalents and accrued earnings thereon, if any, shall immediately be forfeited to the Company, and Participant shall have no further rights to such Leveraged Performance Units, the underlying shares of Stock or any dividend equivalents or accrued earnings thereon from and after the date of such termination.

(d)  Withholding Taxes. On the Vesting Date, or at any other time when withholding is required under the Internal Revenue Code of 1986, as amended (the "Code"), or under the applicable provisions of any Applicable Law, including any federal, provincial, state or local law, relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of Participant, the Company shall have the right to require Participant to pay to the Company the amount of taxes that the Company is required to withhold as a condition precedent to the payment of the Award. In the Committee's discretion, the Company shall have the right to retain, or sell without notice, a sufficient number of shares of Stock underlying the then vesting Leveraged Performance Units held by Participant to cover the amount required to be withheld, or to withhold such amount from any other amounts due to Participant by the Company, subject to Applicable Law. The Committee may, in its discretion, require or permit Participant to elect, subject to such conditions as the Committee shall impose, (i) to have shares of Stock otherwise issuable pursuant to the Award withheld by the Company or (ii) to deliver to the Company previously acquired shares of Stock (through actual tender or attestation), in either case for the greatest number of whole shares having a Fair Market Value on the date immediately preceding the Vesting Date not in excess of the amount to be used for tax withholding, in the Committee's discretion, subject to Applicable Law. The Company may deduct from all dividend equivalents paid with respect to vested Leveraged Performance Units granted hereunder, and from any earnings deemed accrued thereon as hereinafter provided, the amount of taxes, if any, that the Company is required to withhold with respect to such amounts.

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3. Restrictions; Stockholder Rights; Dividends

(a) Sale; Exchange, etc. Participant acknowledges and agrees that prior to the Vesting Date the Leveraged Performance Units are subject to a restriction against sale, exchange, hypothecation, assignment, transfer (including by gift), pledge or other encumbrance (each, a "Transfer"), except as provided in Section 17(f) of the Plan with the prior written consent of the Committee, which consent shall require of the proposed transferee an undertaking to be bound by the terms of this Award Agreement, including forfeiture upon the termination of the employment of Participant before the Vesting Date. Any Transfer of vested Leveraged Performance Units shall only be undertaken in compliance with Applicable Law, including applicable securities laws and Company policies. Participant acknowledges that Participant will continue to be subject to any applicable provisions of the Plan, including without limitation Sections 15 and 16, notwithstanding the vesting or Transfer of any such Leveraged Performance Units.

(b)  Stockholder Rights. Participant, as the owner of Leveraged Performance Units granted hereunder, shall not have any rights of a stockholder, including but not limited to, the right to vote or, subject to Section 3(c) below, the right to receive dividends until the issuance of Stock to Participant in respect of such Award.

(c)  Dividend Equivalents.

(i)  Dividends. In the event a cash dividend is declared and paid with respect to the Stock while the Leveraged Performance Units are outstanding and unvested, then following the Vesting Date, Participant shall be entitled to payment of (a) dividend equivalents with respect to any shares of Stock earned and paid pursuant to this Award Agreement, and (b) accrued interest with respect to any such dividend equivalents, with such payment calculated in accordance with Schedule A. Any dividend equivalents, plus any accrued interest, that are earned pursuant to this Award shall be paid in cash on the Payout Date (as provided in Section 3(c)(ii) below). For purposes of clarity, dividend equivalents shall only be paid to the extent any shares of Stock are earned and paid pursuant to the terms of this Award Agreement, and in the event no shares of Stock are so earned or paid, then Participant will not be entitled to payment of any dividend equivalents or accrued earnings with respect to this Award.

(ii)  Payout Date. The date of payment to Participant (the "Payout Date") of dividend equivalents and accrued earnings thereon, if any, shall be not later than fifteen (15) days following the Vesting Date.

(iii)  Unfunded Obligation. Insofar as this Section 3(c) provides for payments to Participant in cash, this obligation shall be unfunded.

4. Conformity with Securities Laws

The grant of Leveraged Performance Units hereunder (and any transfers thereof) is subject to compliance with all applicable securities laws. Participant hereby represents to the Company that Participant is acquiring the Leveraged Performance Units, and any underlying shares of Stock to which Participant may become entitled upon vesting of such Leveraged Performance Units, for investment purposes only and not with a view to the distribution thereof. The book entries or certificates, as applicable, representing Stock issued by the Company pursuant to this Award Agreement may reflect or bear a legend describing the restrictions on resale thereof under applicable securities laws, and stop transfer orders with respect to any such shares may be entered in the stock transfer records of the Company.

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5. Miscellaneous

(a)  Assignments and Transfers. The rights and interests of Participant under this Award Agreement may not be assigned, encumbered or transferred, except as provided for in this Award Agreement and the Plan.

(b)  No Right to Employment. Neither this Award Agreement nor any action taken hereunder shall be construed as giving Participant any right to be retained in the employ of any Participating Company.

(c)  Headings. The headings contained in this Award Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Award Agreement.

(d)  Consistency with the Plan. The provisions of the Plan are incorporated herein by reference and shall govern as to all matters not expressly provided for in this Award Agreement. This Award Agreement, including Schedule A, is subject to all the provisions of the Plan. It is expressly agreed and understood that in the case of any inconsistency between the provisions of this Award Agreement and the Plan, the provisions of the Plan shall control, as determined in the sole judgment of the Committee.

(e)  Code Section 409A. Although the Company does not guarantee to Participant any particular tax treatment relating to the Award, it is intended that the Award be exempt from Code Section 409A and the regulations and guidance promulgated thereunder, specifically including the short-term deferral exception set forth in Treasury Regulation Section 1.409A-1(b)(4), and this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on Participant by virtue of Code Section 409A or any damages for failing to comply with Code Section 409A.

(f)  Choice of Law; Venue. This Award and Award Agreement will be interpreted and construed in accordance with and governed by the laws of the State of Florida (other than its conflict of law principles). Participant consents to the exclusive venue and jurisdiction of the state and federal courts located in Florida and waives any objection based on lack of jurisdiction or inconvenient forum.

(g)  Clawback. The Award and any shares of Stock delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other similar action pursuant to applicable Plan provisions and any applicable clawback or recoupment policy of the Company, as may be in effect from time to time, or as otherwise required by law.

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(h)  Amendment; Waiver. This Award Agreement may be amended or modified at any time by an instrument in writing signed by the parties to this Agreement. The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

(i)  Electronic Delivery and Acceptance. The Company may, in its sole discretion, elect to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(j)  No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant's participation in the Plan, or Participant's acquisition or sale of the underlying shares of Stock. Participant is hereby advised to consult with his or her personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

(k)  Applicable Law; Appendix. Notwithstanding any provisions in this Award Agreement, the Award shall be subject to Applicable Law and any special terms and conditions set forth in any appendix to this Agreement specific to any country outside of the U.S., which appendix shall constitute part of this Award Agreement. Moreover, if Participant relocates to a different country, any special terms and conditions in the applicable appendix for such other country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with Applicable Law or facilitate the administration of the Plan in such country.

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed and delivered on the Effective Date first above written.

PARTICIPANT	RAYONIER ADVANCED MATERIALS INC.

/s/ Vito Consiglio	/s/ Jay Posze

Jay Posze

Name: Vito Consiglio
Chief Administrative Officer

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Schedule A

January 2022 Leveraged Performance Units

This Schedule A is part of, and subject to the terms and conditions of, an Award Agreement evidencing this Award of Leveraged Performance Units ("LPUs"). The Award Agreement, including this Schedule A, is subject to the terms and conditions of the Rayonier Advanced Materials Inc. 2021 Incentive Stock Plan, as amended.

•	The target number of LPUs awarded will be determined based on the average market closing price of RYAM stock on the 20 trading days preceding the grant date (the "grant date share price"). The actual number of LPUs earned will be based on share price growth from the "grant date share price" compared against the "measurement date share price" determined based on the average of the closing market price of RYAM stock on the last 20 trading days of the three-year measurement period.

•	Objective and Payout Ranges

The following table reflects the payout range of these LPUs:

Performance Requirement	Stock Price Growth from Grant	% of LPUs Target Earned

Threshold	10%	50%
Target	25%	100%
Maximum	100%	250%

•	Results are interpolated between threshold and target, and target and maximum. Any result lower than 10% stock price growth will result in no payout. Earned LPUs are paid out in RYAM common stock and are subject to a one-year holding period post-vesting. The LPUs are subject to a value cap of 15x the initial grant value.

Dividend Equivalents

•	Dividend equivalents and interest will be paid in cash on the number of RYAM shares of stock earned under the Program.

Dividend equivalents and interest will be calculated by taking the dividends paid on one share of RYAM stock during the performance period times the number of shares of stock awarded at the end of the period. Interest on such dividends will be earned at a rate equal to the prime rate as reported in the Wall Street Journal, adjusted and compounded annually; from the date such cash dividends were paid by the Company.

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